EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Garmin Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security class title	Fee calculation rule	Amount registered(1)	Proposed maximum offering price per share(2)	Maximum aggregate offering price(2)	Fee rate	Amount of registration fee
Equity	Registered Shares, CHF 0.10 par value per share	Rule 457(c) and (h)	27,408	$106.875	$2,929,230	0.0001102	$322.80
Total Offering Amounts					$2,929,230	--	$322.80
Total Fee Offsets					--	--	--
Net Fee Due					--	--	$322.80

(1) This registration statement covers (i) 27,408 additional shares of Garmin Ltd. Registered Shares, CHF 0.10 par value per share (the “Registered Shares”) to be registered under the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan, as Amended and Restated on June 9, 2023 (the “Plan”) and (ii) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registered Shares that may be offered or issued under the Plan due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2) Pursuant to Securities Act Rule 457(c) and (h), the maximum offering price, per share and in the aggregate, was calculated upon the average of the high and low prices of the Registered Shares as reported on the New York Stock Exchange on June 14, 2023.